EXHIBIT 10.2

Executive Officer Compensation Arrangements (2005 Salaries)

The following summarizes the compensation arrangements established between Harvard Bioscience, Inc. (the “Company”) and certain executive officers through verbal agreements.

On May 25, 2005, the Compensation Committee of the Board of Directors of the Company determined base salary levels for 2005 for certain executive officers of the Company. The base salary levels established for 2005 for these executive officers are as follows:

Name	Title	2005 Salary
Chane Graziano	Chief Executive Officer	$455,000
David Green	President	$375,000
Bryce Chicoyne	Chief Financial Officer	$175,000
Susan M. Luscinski	Chief Operating Officer	$235,000
Paul Bailey	Vice President of Finance and Administration	$155,000
David Strack	President, Genomic Solutions, Inc. and Union Biometrica, Inc.	$206,000
Mark A. Norige	Chief Operating Officer, Harvard Apparatus Business Unit	$170,000